Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 22, 2021, relating to the financial statements and financial highlights, which appears in AlphaSimplex Global Alternatives Fund’s, AlphaSimplex Managed Futures Strategy Fund’s, Gateway Equity Call Premium Fund’s, Gateway Fund’s, Mirova Global Green Bond Fund’s, Mirova Global Sustainable Equity Fund’s, Mirova U.S. Sustainable Equity Fund’s, Vaughan Nelson Mid Cap Fund’s (formerly known as Vaughan Nelson Value Opportunity Fund) and Vaughan Nelson Small Cap Value Fund’s Annual Report on Form N-CSR for the period ended December 31, 2020. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2021